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                   EXHIBIT 21.1 -- SUBSIDIARIES OF REGISTRANT

  Hawthorne Savings, F.S.B., a federally chartered savings association -- 100%
             HFC Capital Trust I, a Delaware business trust -- 100%
             HFC Capital Trust II, a Delaware business trust -- 100%